Exhibit 99.1


                            TRANSNET REPORTS PROFITS
                          FOR FISCAL 2009 FIRST QUARTER

/FOR IMMEDIATE RELEASE/                                  CONTACT: Steven J. Wilk
                                                                  (908) 253-0500

BRANCHBURG, NEW JERSEY -November 14, 2008 - TRANSNET CORPORATION (OTCBB: TRNT), a leading IPC and IT sales and service provider, today reported revenues of $8,565,265 and earnings of $50,431, or $0.01 per share, for the first quarter of fiscal 2009, ended September 30, 2008. This compares to $9,006,996 in revenue and $31,894, or $0.01 per share, in earnings for the same period last year.

Steven J. Wilk, President said, "We are pleased with our return to profitability for the quarter ended September 30, 2008. Our earnings were the result of improved profit margins, cost reductions and containment, and shifts in our technical services.

"During the quarter, our gross profit on hardware sales increased by 51%. Profit margins on those sales increased to 16% from 11% for the same time last year. This increase marks the success of our marketing strategy to develop our expertise and place our focus on sales of highly-sophisticated IP systems. Many of these systems involve security and communication-based options that enhance security through video surveillance and enhanced communication capabilities. These functions are critical to meeting security requirements of state agencies, municipalities and school districts, particularly in light of homeland security concerns. We have a record number of outstanding proposals awaiting approval within the State of New Jersey, and look forward to the potential these awards would bring to TransNet. We are confident that TransNet will continue as a vendor to the State of New Jersey as it revises its purchasing mechanisms.

"During the quarter, despite a decrease in certain areas of technical services, we increased our gross profit margin on service revenues to 34%, an increase of 2% over the September 2007 quarter. This increase in profit margins resulted from the elimination of low-margin support contracts, improved cost controls related to our technical staff, and our return to performing some services with TransNet's technicians rather than subcontractors.

"Our commitment to prudent cost control applies throughout our operations. We reduced administrative and operational expenses, and invested in the increased sales staff necessary to aggressively penetrate new commercial/government markets. We anticipate revenue and profit contributions from this investment moving forward. In this challenging economic climate, we believe that our focus on markets related to homeland security and federal, state, and local governmental agencies provides TransNet and its shareholders with the greatest opportunities for growth. While commercial and government agencies are impacted by the economy, we believe that security and communication products will still be purchased by these entities because of immediate cost savings, overall efficiency, and safety."

ABOUT TRANSNET

TransNet Corporation is a leading unified communications and IT sales and support provider for corporate, educational, and governmental clients. TransNet provides sophisticated solutions, including system design and integration, help-desk support services, staffing services, and end-user training. Its clients include Fortune 100 organizations, primarily in the pharmaceutical, oil and gas, finance and communications industries, as well as educational and governmental institutions. TransNet serves it clients from its Branchburg, New Jersey headquarters, and its offices in eastern Pennsylvania.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: THE STATEMENTS CONTAINED IN THIS PRESS RELEASE THAT ARE FORWARD-LOOKING STATEMENTS ARE BASED ON CURRENT MANAGEMENT EXPECTATIONS THAT INVOLVE RISK AND UNCERTAINTIES. POTENTIAL RISKS AND UNCERTAINTIES INCLUDE, WITHOUT LIMITATION:
THE IMPACT OF ECONOMIC CONDITIONS GENERALLY AND IN THE INDUSTRY FOR MICROCOMPUTER PRODUCTS AND SERVICES; DEPENDENCE ON KEY VENDORS; CONTINUED COMPETITIVE AND PRICING PRESSURES IN THE INDUSTRY; PRODUCT SUPPLY SHORTAGES; OPEN-SOURCING OF PRODUCTS OF VENDORS; RAPID PRODUCT IMPROVEMENT AND TECHNOLOGICAL CHANGE, SHORT PRODUCT LIFE CYCLES AND RESULTING OBSOLESCENCE RISKS; LEGAL PROCEEDINGS; CAPITAL AND FINANCING AVAILABILITY; AND OTHER RISKS SET FORTH IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.


                                (table attached)

                       TRANSNET CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                   (unaudited)

                                                            Three Months Ended September 30,
                                                                  2008               2007
                                                           ---------------------------------
Revenues                                                    $   8,565,265      $   9,006,996
Earnings                                                           50,431             31,894
Basic Net Income per Common Share                                    0.01               0.01
Diluted Net Income per Common Share                                  0.01               0.01
Weighted Average Common Shares Outstanding:  Basic              4,823,304          4,823,304
Weighted Average Common Shares Outstanding:  Diluted            4,823,304          4,907,958



                                      # # #